RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
                   ILLINOIS CENTRAL CORPORATION

                (As amended through April 21, 1994)


                            ARTICLE ONE

       Name.        The name of the Corporation is
Illinois Central Corporation.


                            ARTICLE TWO

       Registered Agent.  The address of its
registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware
19801. The name of its registered agent at such address is The Corporation Trust Company.

                           ARTICLE THREE

       Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

                           ARTICLE FOUR

       A.  Authorized Shares and Classes of Stock.

The total number of shares which the Corporation shall have the authority to issue is One Hundred
Five Million (105,000,000) composed of (i) One
Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, and (ii) Five
Million (5,000,000) shares of Preferred Stock, par value one cent ($0.01) per share.

       B.  Designations, Rights and Preferences of
Preferred Stock. Shares of Preferred Stock may be issued in one or more series as the Board of Directors may determine. Authority is hereby expressly vested in the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred
Stock, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including the following:

             1.  The distinctive designation and
       number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors authorizing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;


             2.  The dividend rate or rates, if
       any, on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to any dividends, the terms and conditions upon which any dividends shall be payable, whether and upon what conditions any such dividends shall be cumulative and, if cumulative, the date or dates from which any dividends shall accumulate;

             3.  Whether or not the shares of
       such series shall be redeemable, the
       price or prices, limitations and
       restrictions, and any other terms and
       conditions with respect to such
       redemptions;

             4.  The rights to which the holders
       of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

             5.  Whether or not the shares of
       such series shall be subject to the
       operation of a purchase, retirement or
       sinking fund, and, if so, whether and
       upon what conditions such purchase,
       retirement or sinking fund shall be
       cumulative or noncumulative, the extent
       to which and the manner in which such
       fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

             6.  Whether or not the shares of
       such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

             7.  The voting powers, if any, of
       the shares of such series; and whether or not and under what conditions the shares of such series shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events, or upon other matters; and

             8.  Any other preferences,
       privileges and powers, and relative,
       participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors, or any Executive
       Committee thereof, may deem advisable and as shall not be inconsistent with the provisions of this Restated Certificate of Incorporation.

Shares of Preferred Stock which are redeemed or converted, or which are issued and reacquired in any manner and retired, shall be retired and restored to the status of authorized and unissued
Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution of the Board of Directors creating such series.

       C.  Powers, Preferences and Rights of Common
Stock. The powers, preferences and rights of the shares of common stock and the qualifications, limitations or restrictions thereof, are set forth below.


             1.  Dividends.  The holders of
       outstanding shares of common stock shall be entitled to share equally and ratably with all other holder of shares of common stock then outstanding in any dividends or distributions declared on outstanding shares of common stock, when, as and if any such dividends or distributions are declared by the Corporation's Board of Directors from funds legally available therefor.


             2.  Liquidation, etc.  The holders
       of outstanding shares of common stock
       shall be entitled to share equally and
       ratably with all other holders of shares of common stock then outstanding in the assets of the Corporation to be distributed among the holders of shares of the common stock upon any liquidation or winding up of the Corporation, whether voluntary or involuntary; and

             3.  Voting Rights.  Each holder of
       common stock shall be entitled to vote
       for the election and removal of the
       directors of the Corporation and on all
       other matters on which stockholders are
       entitled to vote under the General
       Corporation Law of the State of Delaware and shall have one vote for each share of common stock held of record.

       D.  Reservation of Shares.  The Corporation
shall reserve for issuance such number of shares of Common Stock or Preferred Stock as may from time to time be required upon exercise of options or warrants to purchase shares of Common Stock or Preferred Stock.

                           ARTICLE FIVE

       The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

                           ARTICLE SIX

       Election of Directors. A. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the by-laws. The directors shall be divided into three classes. The initial term of office of the first class ("Class
I") shall expire at the 1992 annual meeting of stockholders, the initial term of office of the second class ("Class II") shall expire at the 1993 annual meeting of stockholders, and the initial term of office of the third class ("Class III") shall expire at the 1994 annual meeting of stockholders. At the annual meeting at which the initial classification occurs, the directors shall be allocated to the three classes based upon the nominations as made at the meeting in connection with the election of directors. At each annual meeting of stockholders following the initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting after their election. The foregoing notwithstanding, each director shall serve until his successor has been duly elected and qualified, unless he shall cease to serve by reason of death, resignation or other cause. Any director elected to a particular class shall be eligible, upon resignation, to be elected to a different class.

       B. Newly created directorships resulting from any increase in the number of directors or any vacancies in the board of Directors resulting from death, resignation or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or a sole remaining director. Any director so chosen shall hold office for a term of office expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires.

       C.  The provisions set forth in this Article
Six are subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances as specified in this Restated Certificate of Incorporation or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by this Restated Certificate of Incorporation.


       D.  In addition to the voting requirements
imposed by law or by any other provision of this Restated Certificate of Incorporation, this Article
Six may not be amended, altered or repealed in any respect, nor may any provisions inconsistent with this Article Six be adopted, unless such action is approved by the affirmative vote of holders of at least two-thirds of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors generally, considered for purposes of this Article Six as one class.

                      ARTICLE SEVEN

            Liability and Indemnification of Directors.


       A.    1.  A director of the Corporation shall
not be liable to the Corporation or its
stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction under which a director derived an improper personal benefit.

             2.  If the General Corporation Law of the
State of Delaware is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall not be liable to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

       B. 1. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law.
The right to indemnification conferred in this Article Seven shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article Seven shall be a contract right.

             2.  The Corporation shall determine the
right of any person to receive indemnification as provided hereunder in accordance with the provisions of applicable law.

             3.  The Corporation may purchase and
maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability of loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

      C.    The rights and authority conferred in
this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation or the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

       D. Neither the amendment nor repeal of this Article Seven, nor the adoption of any provision of this Restated Certificate of Incorporation or the by-laws of the Corporation or of any statute inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article
Seven in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.


                           ARTICLE EIGHT

       Reserved Rights. The corporation reserves the right to further amend this Restated Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.